Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated March 9, 2022, relating to the consolidated financial statements of Blackstone Private Credit Fund. We also consent to the use of our report dated March 9, 2022 in this Registration Statement on Form N-2, relating to information of Blackstone Private Credit Fund set forth under the heading “Senior Securities” appearing in this Registration Statement on Form N-2.

We also consent to the reference to us under the headings “Financial Highlights,” “Senior Securities” and “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

December 16, 2022